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                                                                   Exhibit 10.2

                             KLA-TENCOR CORPORATION

                        CORPORATE OFFICERS RETENTION PLAN


INTRODUCTION

      It is the policy of KLA-Tencor Corporation (the "Company") to provide for the part-time employment benefits to the corporate officers of the Company listed on Exhibit A hereto (i) whose full-time job with the Company is eliminated other than for "Cause" (as defined herein), who are not offered another full-time position of significant responsibility and whose full-time employment with the Company thereafter terminates, either voluntarily or involuntarily on or prior to June 30, 1997, or (ii) whose full-time job with the Company is eliminated, who are offered another full-time position of significant responsibility and who thereafter voluntarily terminate his or her full-time employment with the Company on or prior to June 30, 1997. The Company believes a compensation plan of this kind will aid the Company in attracting and retaining the highly qualified individuals who are essential to its success.

      Accordingly, the following plan has been developed and adopted.


                                    ARTICLE I

                              ESTABLISHMENT OF PLAN

      1. Establishment of Plan. The Company hereby establishes a retention plan to be known as the "Corporate Officers Retention Plan" (the "Plan"), as set forth in this document. This Plan shall become effective only upon the "Effective Time" as such term is defined in the Agreement and Plan of Reorganization (the "Merger Agreement") by and among Tencor Instruments ("Tencor"), Tiger Acquisition Corp. and KLA Instruments Corporation ("KLA") (the "Effective Time"). The purposes of the Plan are as set forth in the Introduction.

      2. Applicability of Plan. The benefits provided by this Plan shall be available to those Corporate Officers whom, on or after the Effective Date, meet the eligibility requirements of Article III.


                                   ARTICLE II

                          DEFINITIONS AND CONSTRUCTION

      1. Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the term is capitalized.

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            (a) Base Salary. "Base Salary" shall mean the total salary paid to each Participant for the twelve-month period immediately preceding the termination of full-time employment.

            (b) Cause. "Cause" shall mean (i) Participant's gross negligence or willful misconduct in connection with the performance of his or her duties, (ii) Participant's conviction of or plea of nolo contendere to, any felony in a court of competent jurisdiction, or (iii) Participant's embezzlement or misappropriation of Company property.

            (c) Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (d) Company. "Company" shall mean KLA-Tencor Corporation, a Delaware corporation.

            (e) Competing Company. "Competing Company" shall mean another semiconductor capital equipment company, partnership, limited liability corporation or other entity any portion of whose business, including, without limitation, development, manufacturing, marketing, sales or technical or sales support, competes with the Company's business at that time.

            (f) Corporate Officer. "Corporate Officer" shall mean an Employee specified on Exhibit A hereto, as amended from time to time in the sole discretion of the Plan Administrator.

            (g) Disability. "Disability" shall mean that the Participant has been unable to perform his duties as an employee as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Participant's employment. In the event that the Participant resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

            (h) Employee. "Employee" shall mean a regular employee of the Company.

            (i) Employer. "Employer" shall mean the Company.

            (j) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            (k) Non-Competing Company. "Non-Competing Company" shall mean a company, partnership, limited liability corporation or other entity that is not a Competing Company.


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            (l) Participant. "Participant" shall mean a Corporate Officer who meets the eligibility requirements of Article III.

            (n) Plan. "Plan" shall mean this KLA-Tencor Corporate Officers Retention Plan.

            (o) Plan Administrator. "Plan Administrator" shall mean the Board of Directors of the Company or a committee appointed by the Board of Directors to administer the Plan.

            (p) Retention Benefits. "Retention Benefits" shall mean the payment of part-time employment compensation and continued stock option vesting as provided in Article IV hereof.

            (q) Target Bonus. "Target Bonus" shall mean a bonus paid in connection with the Company's 1998 fiscal year with the same proportion to a Participant's Base Salary as the annual bonus (excluding commissions) paid, if any, to a Participant on account of the 1996 fiscal year of Tencor or KLA, as applicable, had to the Participant's then base salary; provided, however, that such Target Bonus may be equitably reduced by the Board or its compensation committee in the event that the bonus pool relating to the Company's annual bonus plan for fiscal year 1998 (the "1998 Bonus Plan") is reduced by virtue of the Company not satisfying the performance objectives set forth in the 1998 Bonus Plan; provided, further that no Target Bonus shall be paid hereunder if no payments are made pursuant to the Company's 1998 Bonus Plan to other senior officers of the Company. The Target Bonus shall be paid at the same time as such bonuses are normally scheduled to be paid.

            (r) Voluntary Termination Following Job Elimination. "Voluntary Termination Following Job Elimination" shall mean a Participant's voluntary termination of full-time employment with the Company following the elimination of Participant's job with the Company other than for Cause and the Company's offer to Participant of another full-time position of significant responsibility, with the determination of whether or not such position represents a full-time position of significant responsibility to be made by the Plan Administrator in its sole discretion.


                                   ARTICLE III

                                   ELIGIBILITY

      1. Conditions Precedent to Receiving Retention Benefits.

            (a) Waiver. As a condition of receiving any Retention Benefits under the Plan, a Participant must sign a general waiver and complete release of claims on a form reasonably approved by the Company at the end of termination of the Participant's full-time employment with the Company.


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            (b) Continued Part-Time Employment. During the period in which
Retention Benefits are provided, a Participant must provide part-time employment services to the Company to the extent mutually agreed upon by and between the Company and Participant at the time of termination of the Participant's full-time employment. In consideration of a Participant's not working for a Non-Competing Company or a Competing Company and being available to provide the mutually agreed upon services required hereunder during the period of part-time employment, the Participant shall receive the Retention Benefits specified in
Article IV hereof.

      2. Participation in Plan. Only Corporate Officers shall be Participants in the Plan. A Participant shall cease to be a Participant in the Plan when he or she ceases to be a Corporate Officer, unless at such time such Participant is entitled to payment of Retention Benefits by virtue of cessation of employment as provided in the Plan.


                                   ARTICLE IV

                               RETENTION BENEFITS

      1. Termination of Full-Time Employment Without Cause When No Other Position of Significant Responsibility is Offered by the Company. If, on or prior to June 30, 1997, the Participant's full-time employment terminates, either voluntarily or involuntarily, other than for Cause when the Participant's job is eliminated and no other position of significant responsibility is offered by the Company (as determined in the sole discretion of the Plan Administrator), then, subject to satisfying the Conditions Precedent set forth in Article III,
Section 1 hereof, the Participant shall be entitled to receive the following benefits:

            (a) Payments.

                  (i) If Participant is Not Providing Services to Another Entity. For so long as the Participant is not providing services to a Competing Company or a Non-Competing Company, the Participant shall receive up to twelve months' continued Base Salary and up to twelve months of additional compensation in an amount determined by the Company to be reasonable in light of the services to be provided to the Company during such period by the Participant (the "Part-Time Payment"). So long as Participant does not provide services to a Competing Company or a Non-Competing Company during the twelve-month period following the Participant's termination of full-time employment with the Company, 100% of the Target Bonus shall be paid to the Participant at the same time as such bonuses are normally scheduled to be paid.

                  (ii) If Participant is Providing Services to a Non-Competing Company. If, during the twelve-month period following termination of the Participant's full-time employment with the Company the Participant provides services to a Non-Competing Company, the Company shall


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cease paying the Base Salary and the Participant shall cease to be eligible to receive a Target Bonus, thereafter the Company shall pay the Participant the Part-Time Payment through the end of the period that is twenty-four months after the termination of the Participant's full-time employment with the Company.

                  (iii) If Participant is Providing Services to a Competing Company. If, following termination of the Participant's full-time employment, the Participant provides services to a Competing Company, such Participant's employment with the Company shall terminate immediately and all payments provided under this Plan shall cease immediately and the Participant shall not be eligible to receive a Target Bonus if such bonus has not been paid to the Participant prior to the date upon which the Participant commences providing services to such Competing Company.

            (b) Stock Option Vesting.

                  (i) If Participant is Not Providing Services to a Competing Company. For so long as the Participant is not providing services to a Competing Company, and even if the Participant is providing services to a Non-Competing Company, the Participant's stock options that were granted by KLA Instruments Corporation or Tencor Instruments (the "Prior Companies") to the Participant prior to January 15, 1997 shall continue to vest in accordance with the terms and conditions of the applicable original option agreements relating to such options during the period that his part-time employment continues, not to exceed twenty-four months from the date of termination of full-time employment with the Company (or such lesser amount as would make such options 100% vested); provided, however, that no such options shall be exercisable beyond their original term. Stock options that were granted by the Prior Companies to the Participant on or after January 15, 1997 shall cease to vest as of the date of termination of full-time employment in accordance with the terms and conditions of the option agreements relating to such options. The term "stock option" as used herein does not include any right to participate in the employee stock purchase plans of the Company, KLA or Tencor, which right shall terminate immediately upon the termination of full-time employment with the Company.

                  (ii) If Participant is Providing Services to a Competing Company. If the Participant provides services to a Competing Company, then the Participant's employment with the Company shall automatically immediately terminate and the vesting of the Participant's Company and Prior Companies stock options shall also cease immediately.

      2. Voluntary Termination Following Job Elimination. If, on or prior to June 30, 1997, the Participant's full-time employment terminates as a result of a Voluntary Termination Following Job Elimination, then, subject to satisfying the Conditions Precedent set forth in Article III, Section 1 hereof, the Participant shall be entitled to receive the following Retention Benefits:


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            (a) Payments.

                  (i) If Participant is Not Providing Services to Another Entity. So long as Participant is not providing services to a Competing Company or a Non-Competing Company, the Participant shall receive twelve months' continued Base Salary but shall receive no Target Bonus.

                  (ii) If Participant is Providing Services to a Non-Competing Company. If, during the twelve-month period following termination of the Participant's full-time employment, the Participant provides services to a Non-Competing Company, thereafter the Company shall pay to the Participant an amount per month determined by the Company to be reasonable in light of the services to be provided during such period by the Participant in exchange for Participant's providing mutually agreed upon services to the Company through the end of the period that is twelve months after the termination of the Participant's full-time employment with the Company, and the Participant shall receive no Target Bonus.

                  (iii) If Participant is Providing Services to a Competing Company. If, following termination of the Participant's full-time employment, the Participant provides services to a Competing Company, then the Participant's employment with the Company shall automatically immediately terminate and all payments provided under this Plan shall cease immediately.

            (b) Stock Option Vesting.

                  (i) If Participant is Not Providing Services to a Competing Company. For so long as the Participant is not providing services to a Competing Company, and even if the Participant is providing services to a Non-Competing Company, the Participant's stock options that were granted by KLA Instruments Corporation or Tencor Instruments (the "Prior Companies") to the Participant prior to January 15, 1997 shall continue to vest in accordance with the terms and conditions of the applicable original option agreements during the period that his part-time employment continues, not to exceed twelve months from the date of termination of full-time employment with the Company (or such lesser amount as would make such options 100% vested); provided, however, that no such options shall be exercisable beyond their original term. Stock options that were granted by the Prior Companies or the Company to the Participant on or after January 15, 1997 shall cease to vest as of the date of termination of full-time employment, in accordance with the terms and conditions of the option agreements relating to such options. The term "stock option" as used herein does not include any right to participate in the employee stock purchase plans of the Company, KLA or Tencor, which right shall terminate immediately upon the termination of full-time employment with the Company.

                  (ii) If Participant is Providing Services to a Competing Company. If the Participant provides services to a Competing Company, then the Participant's employment with the



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Company shall automatically immediately terminate and the vesting of the
Participant's Company and Prior Companies stock options shall also cease immediately.

      3. Involuntary Termination Following Job Elimination and Refusal to Accept Company's Offer of Position of Significant Responsibility; Termination For Cause. If (a) the Participant's job is eliminated, and (b) the Participant refuses to accept the Company's offer of a job of significant responsibility,
(c) following such refusal, the Participant refuses to voluntarily terminate employment with the Company, and (d) thereafter, the Participant's employment is involuntarily terminated, or if the Participant is terminated for Cause, then the Participant shall not be entitled to receive benefits under this Plan and shall not be eligible to receive any other benefits or payments from the Company, except as required by law.

      4. Disability; Death. If a Participant's full-time or part-time employment terminates as a result of the Participant's Disability, or if a Participant's full-time or part-time employment is terminated due to the death of the Participant, then the Participant shall not be entitled to receive benefits hereunder in excess of benefits received, if any, as of the date of such termination of employment; provided, however, that the Plan Administrator, in its discretion, may in such event provide for the payment of cash benefits hereunder.

      5. Golden Parachute Excise Taxes. In the event that the benefits provided for in this Plan (a) constitute "parachute payments" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and
(b) but for this Article IV, Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Participant's benefits hereunder shall be either

            (i)   delivered in full, or

            (ii) delivered as to such lesser extent which, or at such later time as, would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant on an aftertax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such benefits may (or might otherwise) be taxable under Section 4999 of the Code. Any determination required under this Article IV, Section 5 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes; provided that if benefits are reduced or deferred, the Participant shall choose the order in which such benefits are reduced or deferred. For purposes of making the calculations required by this Article IV,
Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on


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reasonable, good faith interpretations concerning the application of Sections
280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Article IV, Section 5.

      6. No Employee Benefits After Full-Time Employment. Participants shall not be eligible to participate or receive benefits under any other employee benefit plans, policies, practices or arrangements of the Company or the Prior Companies following the termination of Participant's full-time employment with the Company.


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                                    ARTICLE V

                EMPLOYMENT STATUS; TAXATION; BENEFITS REPLACEMENT


      1. Employment Status. Subject to conflicting provisions of the Plan regarding part-time employment by the Company following the termination of a Participant's full-time employment with the Company, the Participant's employment is and shall continue to be at will, as defined under applicable law. If the Participant's employment with the Company or a successor entity terminates for any reason, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan, or as may otherwise be available in accordance with the Company's established employee plans and practices or other agreements with the Company at the time of termination.

      2. Taxation of Plan Payments. All Retention Benefits paid pursuant to this Plan shall be subject to applicable payroll and withholding taxes.

      3. Complete Replacement of Other Retention Benefits. The benefits provided under this Plan supersede and replace in their entirety any severance or severance type benefits otherwise provided for under any other plans, policies, practices, agreements or arrangements of the Company or the Prior Companies.


                                   ARTICLE VI

                              SUCCESSORS TO COMPANY

      Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan. For all purposes under this Plan, the term "Company" shall include any successor to the Company's business and/or assets which by reason hereof becomes bound by the terms and provisions of this Plan.


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                                   ARTICLE VII

                       DURATION, AMENDMENT AND TERMINATION

      1. Duration. This Plan shall expire on June 30, 1997, unless sooner terminated as provided in Article VII, Section 2; provided, however, that any Participant whose full-time employment with the Company has terminated on or prior to such date shall continue to receive benefits as provided herein.

      2. Amendment and Termination. The Board of Directors of the Company shall have the discretionary authority to amend the Plan in any respect at any time, including as to the removal or addition of Participants or to terminate the Plan. No such amendment or termination of the Plan shall affect the right to any unpaid benefit of any Participant whose full-time employment termination date has occurred prior to amendment or termination of the Plan.


                                  ARTICLE VIII

                        PLAN ADMINISTRATION; ARBITRATION

      1. Appeal. A Participant or former Participant who disagrees with their allotment of benefits under this Plan may file a written appeal with the Plan Administrator. Any claim relating to this Plan shall be subject to this appeal process. The written appeal must be filed within sixty (60) days following the date of the Participant's full-time employment.

      The appeal must state the reasons the Participant or former Participant believes he or she is entitled to different benefits under the Plan. The Plan Administrator shall review the claim. If the claim is wholly or partially denied, the Plan Administrator shall provide the Participant or former Participant a written notice of the denial, specifying the reasons the claim was denied. Such notice shall be provided within ninety (90) days of receiving the written appeal.

      If the claim is denied, in whole or in part, the Participant may request a review of the denial at any time within ninety (90) days following the date the Participant received written notice of the denial of his or her claim. For purposes of this subsection, any action required or authorized to be taken by the Participant may be taken by a representative authorized in writing by the Participant to represent him or her. The Plan Administrator shall afford the Participant a full and fair review of the decision denying the claim and, if so requested, shall:

            (a) Permit the Participant to review any documents that are pertinent to the claim;


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            (b) Permit the Participant to submit to the Plan Administrator issues and comments in writing; and

            (c) The decision on review by the Plan Administrator shall be in writing and shall be issued within sixty (60) days following receipt of the request for review. The decision on review shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision of the Plan Administrator is based.

      2. Arbitration. Following exhaustion of the claims and review procedures set forth in the proceeding subsection, any dispute or controversy arising out of, relating to, or in connection with this Plan, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

            The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.


                                   ARTICLE IX

                                     NOTICE

            Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or when delivered by Federal Express or a similar commercial delivery business. In the case of the Participant, notices sent by mail or Federal Express shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS


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      1. Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

      2. No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection shall be void.

                                   ARTICLE XI

                           ERISA REQUIRED INFORMATION


      1.    Plan Sponsor.  The Plan sponsor and administrator is:

                  KLA-Tencor Corporation

                  ---------------------------------

                  ---------------------------------

      2.    Designated Agent.  Designated agent for service of process:

                  General Counsel
                  KLA-Tencor Corporation

                  ---------------------------------

                  ---------------------------------

      3.    Plan Records.  Plan records are kept on a calendar year basis.

      4. Funding. The Plan shall be funded from the Employer's general assets only.




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